Exhibit 99.1

General Cable Corporation Stockholders Approve Acquisition By Prysmian Group

HIGHLAND HEIGHTS, Ky.—(BUSINESS WIRE)—Feb. 16, 2018— General Cable Corporation (NYSE: BGC) today announced the voting results from the Company’s special meeting of stockholders held this morning. Stockholders of General Cable approved the Company’s previously announced acquisition by Prysmian Group (BIT: PRY) for $30.00 per share in cash.

A total of 38,140,754 shares, representing approximately 75.34% of the total number of shares of common stock outstanding and approximately 99% of the total votes cast, were voted in favor of the merger. Subject to regulatory approvals and other customary closing conditions, the transaction is expected to close by the third quarter of 2018.

About General Cable

General Cable (NYSE:BGC), with headquarters in Highland Heights, Kentucky, is a global leader in the development, design, manufacture, marketing and distribution of aluminum, copper and fiber optic wire and cable products for the energy, communications, automotive, industrial, construction and specialty segments. General Cable is one of the largest wire and cable manufacturing companies in the world, operating manufacturing facilities in its core geographical markets, and has sales representation and distribution worldwide.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements also within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. Forward looking statements in this document include, but are not limited to, statements regarding the expected timing of the completion of the transaction, Prysmian’s operation of General Cable’s business following completion of the contemplated merger, the expected benefits of the transaction, and the future operation, direction and success of Prysmian’s and General Cable’s businesses. These forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties as to the timing of the contemplated merger; the possibility that the closing conditions to the contemplated merger may not be satisfied or waived; the effects of disruption caused by the announcement of the contemplated merger; the risk of shareholder litigation in connection with the contemplated transaction, and other risks and uncertainties described in the section “Risk factors and uncertainties” in Prysmian’s most recent Annual Report (which is available on www.prysmian.com) and in General Cable’s annual report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K available at www.sec.gov. Subject to applicable law, neither Prysmian nor General Cable undertakes to publicly update or revise any of these forward-looking statements. This document does not constitute an offer to sell, or a solicitation of an offer to buy Prysmian or General Cable shares.

View source version on businesswire.com:

http://www.businesswire.com/news/home/20180216005505/en/

Source: General Cable Corporation

General Cable Corporation

Investors:

Len Texter, 859-572-8684

Senior Vice President, Finance

Global Controller and Investor Relations

or

Media:

Lisa Fell, 859-572-9616

Director, Global Communications